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                                                                    EXHIBIT 10.3

                             AGREEMENT IN PRINCIPLE
                           AND LETTER OF UNDERSTANDING

         This AGREEMENT IN PRINCIPLE AND LETTER OF UNDERSTANDING ("Agreement") is entered into this 30th day of December, 1999, by and between BROADBAND WIRELESS COMMUNICATIONS CORPORATION ("BROADBAND"), an Oklahoma corporation with principal offices in Oklahoma City, Oklahoma, BROADCOM WIRELESS COMMUNICATIONS CORPORATION ("BROADCOM"), an Oklahoma corporation with principal offices in Oklahoma City, Oklahoma, and BLACK GIANT OIL COMPANY ("BGOC"), a Nevada corporation with principal offices located in Cisco, Texas.

         WHEREAS, BROADCOM, or its parent, has previously acquired and been issued from BGOC Two Million (2,000,000) shares of the common stock fully paid of Black Giant Oil Company. The receipt of said shares is hereby acknowledge by BROADCOM. Also, BROADCOM has acquired from BGOC Four Million Four Hundred Thousand (4,400,000) shares of BGOC common stock for $55,000 which was fully paid and issued during November, 1999.

         WHEREAS, BROADCOM and BGOC hereby represent that it is their mutual decision to clarify, modify, amend and revise their November 1, 1999, "Agreement in Principle and Letter of Understanding" as follows:

         1.) REVISION, SUBSTITUTION AND INCLUSION OF BROADBAND - In order to avoid the potential infringement upon and conflict and/or confusion with certain alleged trademark and name usage rights, it has become prudent and necessary for BROADCOM to cease the use of BroadCom and to assign and convey all of its contractual rights to others. BGOC recognizes and understands this, and BROADCOM and BGOC, therefore, hereby agree to transfer all contractual rights under the November 1, 1999, "Agreement in Principle and Letter of Understanding" to BROADCOM's designee, BroadBand Wireless Communications Corporation. Additionally, BROADCOM hereby warrants that it previously transferred or arranged for the transfer of any and all assets, contractual rights and/or agreements to acquire or fund any and all projects which are included in BROADCOM's agreements or negotiations with BGOC. Therefore, BROADBAND now replaces BROADCOM for all purposes in its agreements with BGOC with no other changes except those specifically agreed to in this Agreement.

         2.) KENTUCKY GAS PROPERTY - It has become in the mutual best interest of both BROADCOM and BGOC to rescind their November 1, 1999, Agreement regarding BGOC's acquisition of the Kentucky Gas Property owned by BROADCOM. It is hereby agreed by both BROADCOM and BGOC that the Fifty Percent of One Hundred Percent (50% of 100%) of leasehold interest(s) in mineral leases totaling approximately Four Thousand Three Hundred (4,300) acres in the Lame County in the State of Kentucky referred to in die November 1, 1999, Agreement will no longer be included among the assets acquired or contemplated to be acquired by BGOC from BROADCOM. BROADCOM and BGOC affirm that BGOC does not have now and never has had any interest(s) in the referenced Kentucky properties. BROADBAND hereby acknowledges and agrees to the deletion of the Kentucky Gas Property from this Agreement.

         2.) GETMORE WIRELESS (CELL AND PAGER BUSINESS) - BROADCOM has consummated the contemplated transaction which was the subject of the Letter of Intent with Getmore Wireless, Ron Baker & Associates, et al. On December 28, 1999 Get Wireless, Ron Baker & Associates, et al, and BROADCOM and BROADBAND sold and conveyed to BGOC a 40% interest in all of the licenses, contracts and revenues of the retail cellular telephone, pager and wireless communications operations and services of Getmore Communications (Getmore Wireless), headquartered in Oklahoma City, Oklahoma, which is a licensed authorized dealer for VoiceStream Wireless Cell Phones & Pagers with at least Ten (10) locations in Oklahoma and Texas. As per the November 1, 1999, Agreement, the 40% of Getmore was exchanged for

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Page Two
Agreement in Principle
December 30, 1999


Ten Million (10,000,000) shares of BGOC restricted common stock which was conveyed to BROADCOM/BROADBAND.

         3.) GETMORE COMMUNICATIONS (WIRELESS INTERNET) - BROADCOM has a Letter of Intent with Getmore Wireless, Ron Baker & Associates, et al, which is newly formed entity with a plan to initiate Wireless Internet Services throughout the Continental United States. The letter of intent provides BROADCONI to acquire Fifty Percent (50%) of the common stock of Getmore Communications for providing certain funding for transmitting towers. Other than the substitution of BROADBAND for BROADCOM. all terms of this contemplated transaction remain unchanged.

         4.) GLOBAL ACCESS - BROADCOM/BROADBAND has purchased a one-third (1/3) interest (33 1/3% of 100%) in a Two (2) year contract for long distance service to a Mexican carrier for a revenue source of not less than $140,000 per month on January 5, 2000. However, said purchase was cash and other considerations, not for providing Two (2) Harris Switches as called for in the November 1, 1999, Agreement. However, subject to further due diligence and verification, BGOC hereby agrees to modify, replace and substitute in kind this amended contract with Global Access with the same revenues as required in the November 1, 1999, Agreement under the same terms and conditions. Subject to these conditions and the assignment of all of said contractual rights to BGOC, BGOC hereby agrees to release from escrow of Ten Million (10,000,000) shares of its common stock from its unissued but authorized shares to BROADCOM/BROADBAND for the fully executed and binding formal contract with Global Access for the agreed interest in Global Access's Mexican Long Distance Service contract. Further, BGOC and BROADCOM/BROADBAND agree that should BROADCOM/BROADBAND be successful in acquiring the two (2) Harris Switches and indeed exchange the usage of these switches for an increased participation of not less than an additional $140,000 per month in the above Mexican Long Distance Contract with Global Access, then BGOC agrees to exchange Five Million (5,000,000) shares of its common stock from its unissued but authorized shares to BROADCOM/BROADBAND for the fully executed and binding formal contract with Global Access for the agreed interest in Global Access's Mexican Long Distance Service contract The shares shall be released upon verification and due diligence as to the contracts and switches.

         WHEREAS, BGOC agrees and BROADCOM and BROADBAND accept the above referenced and following stock issuance(s) for the above assets and stock ownership subject to the documents being received by BGOC are in proper order, meet SEC accounting standards, violate no state or federal laws rules or securities regulations, no adverse tax consequences and meet reasonable due diligence, and conveyance of the ownership said assets, stock and contracts to BGOC full paid:

         GETMORE COMMUNICATIONS (WIRELESS INTERNET) - BGOC will cause the issuance (to he held in escrow) of Ten Million (10,000,000) shares of its common stock from its unissued but authorized shares to BROADCOM for the interest previously described upon receipt of a fully executed and binding formal contract being fully paid for the acquisition of Fifty Percent (50%) undivided ownership in Getmore Communications, subject to funding requirements ($300,000 to 500,000 per site) being met pursuant to that contract with 625,000 shares being allocated per site funded. After the initial Sixteen (16) sites have been funded (up to $8,000,000). BGOC further agrees to issue to BROADCOM an additional 625,000 shares per site funded.

         WHEREAS, BGOC, BROADCOM and BROADBAND hereby agree to the terms and conditions of this agreement, however, a formal agreement(s) will be prepared, as soon as practicable, to further expand the description each of the above briefly described assets, Letters of Intent or Contracts to be conveyed and delivered to BGOC in exchange for shares of common stock of BGOC with appropriate warranties and guarantees.


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Page Three
Agreement in Principle
December 30, 1999

         WHEREAS, BROADCOM engaged Tony Braxton as a consulting broker to aid BGOC and BROADCOM in negotiating this agreement, BROADCOM hereby agrees to be solely responsible for his acting as their agent and to pay all fees due to him for his services, that is $28,000 outstanding as of the date of this agreement. BGOC and its officers and representatives shall have no obligation to Mr. Braxton subject to this agreement whatsoever.

         WHEREAS, all presently existing assets of BGOC shall be transferred to a BGOC subsidiary which will then make this document effective. Upon acceptance of this agreement and action by the Board of Directors of BGOC.

         BROADCOM/BROADBAND may designate two new Directors to be appointed to the Board of Directors of BGOC, one may be appointed after the acceptance and execution of this agreement, and the second may be appointed on and after February 1. 2000. Time is of the essence.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BROADCOM COMMUNICATIONS CORPORATION                    BLACK GIANT OIL COMPANY


By:  /s/ Don Knight, President               By:  /s/ Ivan Webb
    ------------------------------------         -------------------------------
          Don Knight, President                         Ivan Webb, President


                  BROADBAND WIRELESS COMMUNICATIONS CORPORATION


                              By:  /s/ Tony Braxton
                                  -------------------------------
                                          Tony Braxton, President